Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces 26.5% EPS Increase for Third Quarter 2003

Reported sales grew 6.7%.  On a comparable basis, reported sales grew 8.2% before the adoption of EITF 00-21 and elimination of sales from a previously announced business asset sale.

FULLERTON, California, October 30, 2003 - Beckman Coulter, Inc. (NYSE:BEC) announced today third quarter ended September 30, 2003 results.

Results	Three Months Ended				Nine Months Ended
($ amounts in millions, except per share)	2003		2002	% Chg	2003		2002	% Chg

Reported:
Sales	$534.8	(A)	$501.1	6.7%	$1,553.9	(A)	$1,463.9	6.1%
Constant Currency (A) (B)				3.4%				2.4%
Net Earnings	$40.0	(A)	$32.1	24.6%	$136.8	(A) (D)	$102.0	34.1%
Earnings Per Diluted Share	$0.62	(A)	$0.49	26.5%	$2.14	(A) (D)	$1.56	37.2%

Without effects of EITF 00-21 & Business Asset Sale:
Sales (C)				8.2%				6.7%
Constant Currency (B) (C)				4.8%				2.9%

(A)                Includes the impact of adopting Emerging Issues Task Force (EITF) 00-21 in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral less $3.0 million for the estimated costs that would have been accrued to costs of goods sold under the company’s previous method of accounting, resulting in a $0.7 million after tax reduction to net income, or a $0.01 reduction in diluted EPS.

(B)                  Constant currency growth is not a U.S. GAAP defined measure of revenue growth.  We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate.  This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year period and the current period.  Constant currency growth as defined or presented by the company may not be comparable to similarly titled measures reported by other companies.

(C)                  Emerging Issues Task Force (EITF) 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral.  Also, the assets of LAO were sold in the second quarter 2003.  LAO revenues were $0.00 and $5.9 million for the three and nine months ended September 30, 2003, respectively, and were $3.0 million and $8.8 million for the three and nine months ended September 30, 2002, respectively.  These impacts are excluded to provide a more meaningful presentation of underlying growth rates for comparison purposes, and are not considered U.S. GAAP.

(D)                 Reported figures include: a non-taxable credit of $28.9 million and related pretax expenses of $2.0 million ($1.2 million after taxes), resulting in a net credit of $27.7 million after taxes or diluted EPS credit of $0.43 from a litigation settlement and related expenses; a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.18 primarily associated with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions; and a diluted EPS charge of $0.01 resulting from the adoption of EITF 00-21.  These items resulted in a diluted net benefit of $0.24.

- more -

Third Quarter Discussion

Reported sales increased 6.7% on strong performance in the clinical diagnostics segment and positive currency impact of 3.3 percentage points.  On a comparable basis, the company’s sales were up 8.2% over prior year quarter.  The comparability of sales was impacted by the recording of a revenue deferral of $4 million due to the adoption of Emerging Issues Task Force (EITF) 00-21.  This accounting rule requires revenue from installation and training be accounted for separately from the related instrument sale.  Comparable sales were also impacted by the previously announced asset sale of the LAO business in the second quarter of 2003.  The business had sales of about $3 million in the prior year quarter.

In the Clinical Diagnostics Division, comparable reported sales grew more than 10%.  Immunodiagnostics sales grew about 12%, bolstered by placements of the new SYNCHRON LXâi combination routine chemistry and immunoassay system and the UniCel DxI™ immunoassay system.  Hematology product sales were also strong, up nearly 14%, due to a renewed contract with a large commercial laboratory network in the United States and robust placements in Asia.  In the Biomedical Research Division, comparable sales grew 3.4%.  The specialty testing product area continued to grow, up more than 17%, led by sales of Cytomics FC 500 series flow cytometers.

Reported operating income grew 34.7%, aided by a 430 basis point improvement in gross profit margin that was mainly due to sales mix, currency exchange rates, prior year non-recurring adjustments and the impact of adopting EITF 00-21.  The gross profit improvement was partially offset by increased Selling, General and Administrative (SG&A) expense due to marketing and selling activities for new products.  Non-operating expenses were $19 million due to an increase in currency hedging costs when compared to third quarter 2002.  Reported net earnings were $40 million, up 24.6%.  Before the adoption of EITF 00-21, net earnings were $40.7 million or earnings per share of $0.63, up 28.6%.  The impact on reported earnings per share from the business asset sale was negligible.

In the third quarter, the company generated approximately $24 million in free cash flow (1), which was primarily dedicated to debt reduction, bringing the year-to-date debt reduction to $106 million.

The following business developments and product announcements were significant in the third quarter:

Business Developments

•                  Acquired the technologies and assets of Peoples Genetics, Inc. for comprehensive genetic analysis of large pooled populations of DNA for disease association research.

•                  Signed a development and supply agreement with Hycor Biomedical Inc. for autoimmune disease tests used on the entire immunoassay family of products including the new UniCel DxI and SYNCHRON LXi systems.

•                  Awarded $934 million in compensatory and punitive damages as a result of a lawsuit against Flextronics International, Ltd.  The award is pending further judicial review. Since the amount of the award that the company will ultimately receive cannot be quantified until the legal review process is complete, no gain has been recorded in the financial statements.

•                  Signed a three-year renewal agreement with AmeriNet, Inc. to provide a line of immunoassay systems, test kits, supplies and service.

•                  Paid a quarterly dividend of $0.11 per share on September 4, 2003 to all stockholders of record on August 15, 2003, the company’s 58th consecutive quarterly cash dividend and a 22% increase over prior year quarter.

(1)          Net cash flows from operating activities ($62M) less capital expenditures ($38M).

Product Announcements

•                  Shipped the CEQ™ 8800 genetic analysis system, doubling the throughput and adding sample tracking capabilities to the product line.

•                  Launched the LH1500 series hematology automation system designed to boost lab productivity, maximize labor efficiency, reduce errors, improve operator safety and lower overall costs.

John P. Wareham, chairman, president and chief executive officer, said, “Our approach to laboratory automation, workstation consolidation and market expansion for clinical diagnostics is right on target.  Our strong new product flow for the hospital laboratory market is allowing us to increase market share, particularly in immunodiagnostics, resulting in accelerated sales growth.  Although the biomedical research market is still relatively soft, products such as the Cytomics FC 500 series flow cytometers, along with the newly released ProteomeLab™ line of products, are targeted at the faster growing segments of the market.”

Fourth Quarter and Full Year 2003 Outlook

Wareham continued, “We approach the fourth quarter with confidence in our new products and the continued stream of consumables and supplies used by our systems.  For the fourth quarter, sales should grow in the range of 7.5 to 8.5% over prior year, with currency comprising approximately four percentage points of the growth.   On a reported basis, fourth quarter earnings per share should be up more than 60% from the fourth quarter of 2002 that included a litigation settlement charge.  Earnings per share on a comparable basis should be in the range of $0.87 to $0.92, moderated by the effects of incentive compensation compared to prior year, a ramp up of marketing expense to promote new products, and higher non-operating expense due to currency hedging costs.  Consequently, comparable fourth quarter earnings per share are expected to be essentially flat.

“For the full year 2003, we expect reported sales to increase about 7%, operating profit margin to increase about 100 basis points and earnings per share to grow 13 to 15%, all before special items.”  Wareham concluded, “These special items include a charge of $0.37 in the fourth quarter of 2002 for a litigation settlement, a $0.25 net benefit due to a restructure charge and escrow settlement in the first quarter of 2003, and a $0.01 charge for the adoption of EITF 00-21 in the third quarter of 2003.”

2004 Outlook

Wareham added, “For 2004, reported sales are expected to grow 7 to 8% over anticipated 2003 sales, assuming a neutral effect of currency.  Clinical Diagnostics sales should continue to grow in the 7 to 9% range, fueled by new products such as the UniCel DxI, while Biomedical Research should grow mid-single digits, spurred by the ProteomeLab™ and GenomeLab™ families of products and the introduction of several new robotic automation platforms in the first half of 2004.  Operating margins should be up slightly, with expected improvements in gross margin mostly offset by incremental increases in operating expense to support new product marketing efforts.  Non-operating expenses should improve by $10 to $15 million due to lower currency hedging expense.  Our tax planning strategies for next year are targeted to achieve an effective tax rate of about 28%, with additional uncertainty due to the pending outcome of U.S. government export tax legislation.  Before the net benefit of special items in 2003 of $15.2 million in net earnings, our outlook for net earnings growth should be in the 12 to 15% range.  Before the earnings per share benefit of special items in 2003 of $0.24, earnings per share growth should be in the 11 to 13% range, depending on the actual diluted share count.”

Investor Conference Call

As previously announced, there will be a conference call today, Thursday, October 30, 2003 at 9:30 am ET to discuss the third quarter ended September 30, 2003 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select the Investor Relations icon and find the call listed under “What’s New”.  The webcast will be archived on the Beckman Coulter website for future replay.

This press release contains forward-looking statements regarding the company’s outlook for sales, margins, and profits for 2003 and 2004, and the company’s expectations regarding tax rates and currency.  These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry and the availability of capital to Clinical Diagnostics and Biomedical Research customers.  Other factors include changes in tax laws both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, actual timing of the company’s new product shipments, introduction of competitive systems and products, changes in government health care reimbursement policies, and potential cost, interest rate and currency fluctuations.  Settlement or other resolution of litigation could affect margins, profits, and tax rates.

Beckman Coulter, Inc. is a leading manufacturer of instrument systems, chemistries and supplies that simplify and automate laboratory processes.  At the forefront of medical discovery, in clinical research and through the often life-saving process of clinical diagnostics, Beckman Coulter’s 200,000 installed systems provide essential biomedical intelligence to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2002 annual sales of $2.06 billion with 62% of this amount generated by recurring revenue from supplies, test kits and services. For more information, access the Beckman Coulter World Wide Web Information Service at www.beckmancoulter.com.

BECKMAN COULTER, INC.

THIRD QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Sales	$534.8	$501.1	$1,553.9	$1,463.9

Cost of sales	272.0	276.5	810.6	798.4

Gross profit	262.8	224.6	743.3	665.5

Operating costs and expenses:
Selling, general and administrative	141.6	122.0	395.8	356.4
Research and development	47.4	47.8	141.4	137.5
Restructure charge	—	—	18.5	—
Litigation settlement and related expenses	—	—	(26.9)	—
Total operating cost and expenses	189.0	169.8	528.8	493.9

Operating income	73.8	54.8	214.5	171.6

Non-operating (income) and expense:
Interest income	(3.1)	(1.7)	(7.4)	(5.9)
Interest expense	10.6	11.3	31.6	34.2
Other, net	11.5	5.3	16.3	3.6
Total non-operating expenses	19.0	14.9	40.5	31.9

Earnings before income taxes	54.8	39.9	174.0	139.7
Income taxes	14.8	7.8	37.2	37.7

Net earnings	$40.0	$32.1	$136.8	$102.0

Basic earnings per share	$0.65	$0.52	$2.24	$1.65

Weighted average number of basic shares outstanding (in thousands)	61,218	62,149	60,992	61,805

Diluted earnings per share	$0.62	$0.49	$2.14	$1.56

Weighted average number of basic and dilutive shares outstanding (in thousands)	64,822	65,269	64,054	65,524

Dividends declared per share	$0.11	$0.09	$0.29	$0.26

BECKMAN COULTER, INC.

THIRD QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except amounts per share)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$64.8	$91.4
Trade and other receivables, net	523.0	544.4
Inventories	403.6	363.7
Deferred income taxes	17.4	9.4
Other current assets	60.4	47.3
Total current assets	1,069.2	1,056.2

Property, plant and equipment, net	387.8	370.8
Goodwill	365.6	357.8
Other intangibles, net	343.0	346.2
Other assets	134.8	132.6
Total assets	$2,300.4	$2,263.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$34.5	$140.2
Accounts payable, accrued expenses and other liabilities	434.8	400.4
Income taxes	83.9	71.0
Total current liabilities	553.2	611.6

Long-term debt, less current maturities	629.0	626.6
Deferred income taxes	42.3	41.7
Other liabilities	337.4	391.6
Total liabilities	1,561.9	1,671.5

Stockholders’ equity:
Common stock	6.2	6.1
Additional paid-in-capital	302.5	259.4
Treasury stock, at cost	(76.2)	(38.3)
Common stock held in grantor trust	(13.9)	(14.1)
Grantor trust liability	13.9	14.1
Retained earnings	576.3	457.4
Unearned compensation	(3.4)	—
Accumulated other comprehensive loss	(66.9)	(92.5)
Total stockholders’ equity	738.5	592.1
Total liabilities and stockholders’ equity	$2,300.4	$2,263.6

BECKMAN COULTER, INC

THIRD QUARTER REPORT

KEY PRODUCT SALES

(Amounts in millions)

Unaudited

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$150.3	5.1	2.5	$445.9	7.6	4.8
Immunodiagnostics	104.5	11.2	7.3	303.6	11.2	7.1
Subtotal Chemistry	254.8	7.5	4.4	749.5	9.0	5.7

Hematology	126.3	12.7	9.6	353.6	6.6	3.2
Total Clinical Diagnostics	381.1	9.2	6.1	1,103.1	8.2	4.9

Robotic Auto/Genetic Analysis	35.5	(13.8)	(17.0)	105.6	(8.2)	(12.5)
Centrifuge/Analytical Systems	65.4	(0.5)	(4.3)	190.6	(2.1)	(6.3)
Specialty Testing	52.8	17.1	11.8	154.6	14.4	8.2
Total Biomedical Research	153.7	1.1	(3.0)	450.8	1.3	(3.5)

Total Beckman Coulter	$534.8	6.7	3.4	$1,553.9	6.1	2.4

KEY PRODUCT SALES

(Excluding the impact of adopting EITF 00-21 and the revenues of LAO)

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$151.7	6.1	3.5	$447.3	8.0	5.1
Immunodiagnostics	105.3	12.0	8.2	304.4	11.5	7.4
Subtotal Chemistry	257.0	8.4	5.4	751.7	9.4	6.0

Hematology	127.7	13.9	10.9	355.0	7.0	3.6
Total Clinical Diagnostics	384.7	10.2	7.1	1,106.7	8.6	5.3

Robotic Auto/Genetic Analysis	35.5	(13.8)	(17.0)	105.6	(8.2)	(12.5)
Centrifuge/Analytical Systems	65.8	4.9	1.1	185.1	(0.4)	(4.6)
Specialty Testing	52.8	17.1	11.8	154.6	14.4	8.2
Total Biomedical Research	154.1	3.4	(0.7)	445.3	2.1	(2.7)

Total Beckman Coulter	$538.8	8.2	4.8	$1,552.0	6.7	2.9

Note: Emerging Issues Task Force (EITF) 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral.  Also, the assets of LAO were sold in the second quarter 2003.  LAO revenues were $0.00 and $5.9 million for the three and nine months ended September 30, 2003, respectively, and were $3.0 million and $8.8 million for the three and nine months ended September 30, 2002, respectively.  These impacts are excluded to provide a more meaningful presentation of underlying growth rates for comparison purposes, and are not considered U.S. GAAP.

BECKMAN COULTER, INC

THIRD QUARTER REPORT

GEOGRAPHIC SALES

(Amounts in millions)

Unaudited

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Americas	$337.6	5.3	4.7	$976.2	3.1	2.7
Europe	131.0	6.9	(4.2)	394.9	12.2	(0.7)
Asia	66.2	13.9	11.7	182.8	11.1	6.7

Total Beckman Coulter	$534.8	6.7	3.4	$1,553.9	6.1	2.4

GEOGRAPHIC SALES

(Excluding the impact of adopting EITF 00-21 and the revenues of LAO)

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Americas	$340.8	7.0	6.4	$975.2	3.6	3.3
Europe	131.8	8.5	(2.7)	394.0	12.7	(0.3)
Asia	66.2	13.9	11.7	182.8	11.1	6.8

Total Beckman Coulter	$538.8	8.2	4.8	$1,552.0	6.7	2.9

Note: Emerging Issues Task Force (EITF) 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral.  Also, the assets of LAO were sold in the second quarter 2003.  LAO revenues were $0.00 and $5.9 million for the three and nine months ended September 30, 2003, respectively, and were $3.0 million and $8.8 million for the three and nine months ended September 30, 2002, respectively.  These impacts are excluded to provide a more meaningful presentation of underlying growth rates for comparison purposes, and are not considered U.S. GAAP.

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